Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated November 6, 2001)          Registration Number 333-66958

                                  $877,000,000

                            Franklin Resources, Inc.

                     Liquid Yield Option(TM) Notes due 2031
                             (Zero Coupon - Senior)
                                       and
                             Shares of Common Stock
                            Issuable Upon Conversion
                                  of the LYONs


     This prospectus supplement relates to the resale by the holders of our LYONs and the shares of our common stock issuable upon the conversion of the LYONs.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated November 6, 2001. The terms of the LYONs are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus.



                               Principal Amount
                                at Maturity of
                                     LYONs                        Number of shares
                                 Beneficially      Percentage     of Common Stock       Percentage of
                                Owned that may      of LYONs        that may be          Common Stock
Name:                              be sold         Outstanding        sold (1)         Outstanding (2)
-----                              -------         -----------        --------         ---------------

Credit Lyonnais Securities
(USA) Inc.                         5,000,000            .57%            46,802              *

Deutsche Bank AG London           55,200,000           6.29%           516,694              *

Dylan (IMA) Ltd.                   4,000,000            .46%            37,441              *

Fledgeling Nominees
International Limited                900,000            .10%             8,424              *

KBC Financial Products
(Cayman Islands)                  73,000,000           8.32%           683,309              *

Any other holder of LYONs
or future transferee,
pledgee, donee or successor
of any holder (3) (4)             91,949,000          10.48%           860,679              *

Total                         $  877,000,000         100.00%         8,209,071 (5)       3.14%
                              ==============         =======         ==========          =====

------------------------------
*    Less than 1%.

(1)  Assumes  conversion  of all of the holder's  LYONs at a conversion  rate of
     9.3604 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs--Conversion Rights" in the prospectus. As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.
(2) Calculated based on 261,297,294 shares of common stock outstanding as of November 28, 2001. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.
(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.
(4) Assumes that any other holders of LYONs, or any future transferees, pledgees, donees or successors of or from any such other holders of LYONs, do not beneficially own any common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.
(5) The conversion shares do not total 8,209,071 shares due to rounding resulting from the elimination of fractional shares.


                     --------------------------------------

           The date of this prospectus supplement is December 7, 2001.